Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.Amgen.com

AMGEN APPOINTS JONATHAN M. PEACOCK EXECUTIVE

VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

THOUSAND OAKS, Calif. (July 15, 2010) Amgen (NASDAQ: AMGN) today announced the appointment effective Sept. 1 of Jonathan M. Peacock as chief financial officer (CFO). He will be responsible for Amgen’s finance and investor relations operations. Peacock will report to Kevin W. Sharer, Amgen’s chairman and chief executive officer, and will succeed Michael A. Kelly, who served as acting CFO since May 2010.

Peacock, 52, joins Amgen from Novartis Pharmaceutical AG, where he served as CFO and administration officer since 2005. In that role, Peacock led the finance, information technology, purchasing, strategic planning and mergers and acquisitions functions.

Previously, Peacock was a partner at McKinsey and Company, where he was co-leader of the European corporate finance practice working in the consulting firm’s Amsterdam, Zurich and London offices. He also was a partner at Price Waterhouse in New York and London. He has an MA degree in Economics from the University of St. Andrews in Scotland and is a chartered accountant.

“I am delighted to have a leader of Jonathan’s talent, vision and international experience join Amgen at a time when we are expanding globally,” said Sharer.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

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CONTACT: Amgen, Thousand Oaks

David Polk, 805-447-4613 (media)

Arvind Sood, 805-447-1060 (investors)